Exhibit 10.10.3

SOUTHERN CALIFORNIA EDISON COMPANY

EXECUTIVE RETIREMENT PLAN

AMENDMENT 2006-1

Subject to Section 11.02 of the Executive Retirement Plan, Section 4.02 of the Executive Retirement Plan is hereby amended to read as follows effective January 1, 2007 as to any participant in such plan who is not then qualified for or receiving benefits under such plan:

4.02 Interests

The annual reamortization of payments described in Section 4.01(c) will be determined each year using a monthly rate of interest that is one-twelfth of the annual “applicable interest rate” as such term is described in the Qualified Plan and then in effect for calculating benefits thereunder. This interest rate, determined on an annualized basis, will also be used to calculate starting balances and lump sums for purposes of Section 4.01(b).